Exhibit 99.1

For more information, contact:

Albertsons Investor Relations
208/395-6622

Albertsons Public Affairs
208/395-4024

ALBERTSONS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Total Sales for Fourth Quarter Exceed $11 Billion

Cost Savings Program Surpasses $1 Billion Target One Full Year Ahead of Schedule

Annual Cash Flow From Operations Grows 38% to $2.1 Billion

Boise, Idaho (March 15, 2005) – Albertson’s, Inc. (NYSE: ABS) today reported financial results for their fourth quarter and fiscal year 2004 which ended February 3, 2005.

For the fourth quarter, the Company reported that net earnings from continuing operations increased 44% to $186 million, or $0.50 per diluted share, compared to $129 million or $0.35 per diluted share in the prior year. Earnings during the fourth quarter were impacted positively by the additions of Shaw’s and Bristol Farms. Earnings were negatively impacted by $0.01 per diluted share due to additional costs associated with the Florida hurricanes, and by a $0.01 per diluted share non-cash lease charge due to a change in the Company’s accounting method for leases. Adding back these unusual items, the Company’s fourth quarter earnings from continuing operations came in at $0.52 per diluted share.

The Company’s quarterly and annual results were impacted by an extra week in fiscal 2004 versus fiscal 2003.

For fiscal 2004, the Company reported earnings from continuing operations of $474 million or $1.28 per diluted share, compared to $1.51 per diluted share in the prior year. Earnings during 2004 were impacted negatively by $0.04 per diluted share due to the net cost of the hurricanes that hit the southeastern United States and by a $0.01 per diluted share non-cash lease charge due to the Company’s change in accounting for leases. Adding back these unusual items, the Company’s 2004 fiscal earnings per diluted share from continuing operations came in at $1.33 per share, consistent with the $1.33 to $1.35 per share earnings guidance range that the Company pre-announced on February 25th.

Larry Johnston, Chairman, CEO and President, commented on the results. “We were not pleased with the performance we turned in during the fourth quarter. Although market and competitive conditions were more challenging than originally forecast, requiring deeper investments than anticipated, especially in the Southern California and Dallas/Ft. Worth markets, in the end we missed our earnings targets and that is unacceptable. Going forward each member of the leadership team knows that we must execute better and deliver on our commitments. I am however, encouraged that our team made many major strides during the quarter and in fiscal 2004. Notable among those many accomplishments, we regained our market share after a painful labor dispute in Southern California. This coupled with a new labor contract in the region positions our Company for success in 2005 and beyond in America’s largest retail marketplace. In addition, we were able to add premier companies in Shaw’s and Bristol Farms to our portfolio during the year as well as introduce an all new price impact format through Extreme Inc. With these new banners and formats in our toolbox, we are now better positioned to differentiate our approach in local markets and more effectively compete in this challenging industry moving forward.”

The Company reported that fourth quarter 2004 total sales grew 29% to $11 billion as compared to $9 billion for the fourth quarter 2003. The increase in total sales was primarily due to the acquisition of Shaw’s, the progress in recovery from the labor dispute in Southern California and the impact of our new national merchandising programs. Total Company comparable store sales for the quarter increased 5.3% and identical store sales increased 5.1%. For fiscal 2004, the Company reported total sales increased 14% to $40 billion versus $35 billion for fiscal 2003. Total Company comparable store sales for the year were +0.2% and identical store sales decreased 0.3%.

Total gross profit for the fourth quarter grew 29% to $3.1 billion, compared to $2.4 billion a year ago. Gross profit as a percent of total sales was flat for the quarter at 27.82% compared to the same period last year.

During the quarter, selling general and administrative (SG&A) expenses totaled 24.00% of sales, compared to 24.16% in the fourth quarter of 2003 for a decrease of 16 basis points. The decrease as a percent of sales was primarily the result of reductions in wages and benefits, depreciation and amortization, workers’ compensation costs and costs associated with the labor dispute in Southern California impacting the prior year period. The fourth quarter also included a non-cash lease expense of $8 million related to the change in lease accounting previously mentioned.

In a major cost control program initiated in mid-2001, the Company exceeded its goal of reducing costs by $1 billion by the end of fiscal 2005. Through the fourth quarter of 2004, slightly over $1 billion in savings had been achieved. Consequently, the Company is today raising its cost savings target by another $250 million over the next two years, establishing a new cost savings target of $1.25 billion to be reached by the end of fiscal 2006.

Cash flow from operations for the 2004 fiscal year grew 38% to $2.1 billion from $1.5 billion in fiscal 2003. During 2004, the Company continued its capital expenditure program, opening a total of 59 new stores, completing 186 remodels and implementing

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nearly 200 technology projects. Nine of the store openings and 45 remodels were completed in the fourth quarter.

Additional Fourth Quarter Accomplishments Included:

•	Growth of Own Brand products as a percent of sales increased by 34 basis points compared to the same quarter last year. This increase compares to zero growth in penetration by the rest of industry, as reported by IRI.

•	Expansion of the successful Renaissance drugstore format continued through new store construction and remodels. Currently, a total of 100 drug stores and grocery stores now feature elements of the Renaissance format.

•	An aggressive expansion of self-checkout terminals continued. At the end of the quarter, over 4,600 self check-out terminals were in operation in 1,100 stores.

•	Labor agreements were restructured covering approximately 15,000 associates.

•	Extreme Inc. opened four additional stores in Texas under the Super Saver banner.

Looking forward, the Company believes that fiscal 2005 total year earnings from continuing operations will be between $1.33 and $1.43 per diluted share, including a $0.04 incremental impact from expensing stock options. Comparable and identical store sales are expected to be positive for the full year. Capital expenditures for the year are expected to be between $1.3 billion and $1.4 billion, which includes cash capital expenditures, capital leases and operating leases. These estimates do not include the impact of any extraordinary items that might occur.

Albertsons is one of the world’s largest food and drug retailers. The Company’s divisions and subsidiaries operate more than 2,500 stores in 37 states across the U.S. and employ more than 240,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Savon Drugs, Osco Drug, and Star Market, and Super Saver and Bristol Farms, which are operated independently. For more information about Albertsons, please visit our website at www.albertsons.com.

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Pursuant to the requirements of Regulation G, the Company is attaching a reconciliation of adjusted net earnings from continuing operations for the fourth quarter of 2004 and fiscal 2004 to the most directly comparable GAAP financial measures. Investors should not exclusively rely on non-GAAP financial measures.

For purposes of identical and comparable store sales percentages disclosed in this release, the 206 acquired Shaw’s stores and the 11 acquired Bristol Farms stores are not included in the Company’s identical or comparable store sales computations and will not be included until the second and fourth quarters of 2005, respectively. Identical stores are defined as stores that have been in operation for both full fiscal periods. Comparable store sales use the same store base as the identical store sales computation but include sales at replacement stores.

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Certain statements made in this press release, including statements regarding the Company’s expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995.

In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements may relate to, among other things: statements of expectation regarding the results of operations for the Company’s 2005 fiscal year; achieving sales increases and increases in comparable and identical sales; attainment in cost reduction goals; competing effectively; and the Company’s five strategic imperatives. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate” and “goal”.

Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to, or the need to increase reserves for litigation or other claims (including environmental matters); financial difficulties experienced by third-party insurance providers; employee benefit costs; the Company’s ability to recruit, retain and develop employees; the Company’s ability to develop new stores or complete remodels as rapidly as planned; the Company’s ability to implement new technology successfully; stability of product costs; the Company’s ability to integrate the operations of and realize synergies from acquired or merged companies, including Shaw’s; the Company’s ability to execute its restructuring plans; the Company’s ability to achieve its five strategic imperatives; and other factors affecting the Company’s business in or beyond the Company’s control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; the continued safety of the products the Company sells; changes in the general economy; changes in interest rates; and the occurrence of natural disasters.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.

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ALBERTSON’S, INC.
(Unaudited — Dollars in millions, except per share amounts)

Consolidated Earnings Statements

	14 Weeks Ended		13 Weeks Ended		53 Weeks Ended		52 Weeks Ended
	February 3, 2005		January 29, 2004		February 3, 2005		January 29, 2004

Sales	$11,078	100.00%	$8,567	100.00%	$39,897	100.00%	$35,107	100.00%
Cost of sales	7,997	72.18	6,183	72.18	28,711	71.96	25,061	71.38

Gross profit	3,081	27.82	2,384	27.82	11,186	28.04	10,046	28.62
Selling, general and administrative expenses	2,658	24.00	2,070	24.16	9,969	24.99	8,738	24.89
Restructuring (credits) charges	1	0.01	1	0.01	(10)	(0.02)	(10)	(0.03)

Operating profit	422	3.81	313	3.65	1,227	3.08	1,318	3.76
Interest expense, net	139	1.26	102	1.19	500	1.25	409	1.17
Other expense (income), net	1	—	(2)	(0.03)	(1)	—	3	0.01

Earnings from continuing operations before income taxes	282	2.55	213	2.49	728	1.83	906	2.58
Income tax expense	96	0.87	84	0.98	254	0.64	350	1.00

Earnings from continuing operations	186	1.68	129	1.51	474	1.19	556	1.58
Discontinued operations:
Operating earnings (loss)	3	0.03	1	0.01	(3)	(0.01)	—	—
Gain (loss) on disposal	10	0.10	—	—	(45)	(0.12)	—	—
Income tax (expense) benefit	(5)	(0.05)	—	—	18	0.05	—	—

Earnings (Loss) from discontinued operations	8	0.08	1	0.01	(30)	(0.08)	—	—

Net earnings	$194	1.76%	$130	1.52%	$444	1.11%	$556	1.58%

Earnings (Loss) Per Share:
Basic
Continuing operations	$0.50		$0.35		$1.29		$1.51
Discontinued operations	0.02		—		(0.08)		—
Net earnings	0.53		0.35		1.20		1.51

Diluted
Continuing operations	$0.50		$0.35		$1.28		$1.51
Discontinued operations	0.02		—		(0.08)		—
Net earnings	0.52		0.35		1.19		1.51

Weighted Average
Common Shares Outstanding:
Basic	369		368		369		368
Diluted	373		370		372		369

Percentages or amounts may not sum due to rounding differences.

ALBERTSON’S, INC.
(Unaudited — In millions)

Consolidated Balance Sheet Data

	February 3, 2005	January 29, 2004

Assets
Current Assets:
Cash and cash equivalents	$273	$561
Accounts and notes receivable, net	675	625
Inventories	3,119	3,035
Assets held for sale	43	69
Prepaid and other	200	343

Total Current Assets	4,310	4,633

Land, Buildings and Equipment, net	10,472	9,146
Goodwill	2,305	1,400
Intangibles, net	868	130
Other assets	392	357

Total Assets	$18,347	$15,666

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,250	$2,045
Salaries and related liabilities	739	659

Self-insurance	263	209
Current maturities of long-term debt and capital lease obligations	238	520
Other current liabilities	587	470

Total Current Liabilities	4,077	3,903

Long-term debt	5,792	4,452
Capital lease obligations	857	352
Self-insurance	632	523
Other long-term liabilities and deferred credits	1,568	1,055

Stockholders’ Equity
Common stock	368	368
Capital in excess of par	66	155
Retained earnings	4,987	4,858

Total Stockholders’ Equity	5,421	5,381

Total Liabilities and Stockholders’ Equity	$18,347	$15,666

Total Common Shares Outstanding at End of Period	368	368

ALBERTSON'S, INC.
(Unaudited — In Millions)

Consolidated Cash Flow Data

	53 Weeks Ended	52 Weeks Ended
	February 3, 2005	January 29, 2004

Cash Flows From Operating Activities:
Net earnings	$444	$556
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,101	969
Net deferred income taxes	92	147
Discontinued operations non-cash charges	71	—
Other non-cash charges	6	5
Changes in operating assets and liabilities	386	(151)

Net cash provided by operating activities	2,100	1,526

Cash Flows From Investing Activities:
Business acquisitions, net of cash acquired	(2,214)	—
Capital expenditures	(1,050)	(1,094)
Proceeds from disposal of land, buildings, equipment, and assets held for sale	232	191
Other	(22)	2

Net cash used in investing activities	(3,054)	(901)

Cash Flows From Financing Activities:
Proceeds from Mandatory Convertible Security	1,150	—
Commercial paper, net	349	—
Proceeds from long-term borrowings	—	9
Proceeds from stock options exercised	11	6
Payments on long-term borrowings	(532)	(120)
Cash dividends paid	(279)	(279)
Mandatory Convertible Security financing costs	(33)	—
Stock purchases and retirements	—	(108)

Net cash provided by (used in) financing activities	666	(492)

Net (Decrease) Increase in Cash and Cash Equivalents	(288)	133
Cash and Cash Equivalents at Beginning of Period	561	428

Cash and Cash Equivalents at End of Period	$273	$561

Albertson’s Inc.
Reconciliation of Non GAAP Measure & Supplemental Information
(Dollars in millions, except per share amounts)
(Unaudited)

Reconciliation of GAAP Earnings from continuing operations to Adjusted earnings from continuing operations:

	Fiscal Year 2004
	Before Taxes	After Taxes	Per Diluted Share

Earnings from continuing operations, as reported	$728	$474	1.28
Hurricane costs, net of estimated sales benefit	22	14	0.04
Lease accounting change	8	5	0.01

Adjusted earnings from continuing operations	$758	$493	$1.33

	Fourth Quarter 2004
	Before Taxes	After Taxes	Per Diluted Share

Earnings from continuing operations, as reported	$282	$186	$0.50
Hurricane costs	4	3	0.01
Lease accounting change	8	5	0.01

Adjusted earnings from continuing operations	$294	$194	$0.52